PRESS RELEASE


Clariti Telecommunications International Completes Acquisition of MediaTel Global Communications

     (Philadelphia, PA, March 18, 1999) -- Clariti Telecommunications International, Ltd. (OTC BB: CLRI) ("Clariti") today announced it has successfully completed its acquisition of MediaTel Global Communications, Ltd. ("MediaTel"), a U.K.-based switchless reseller of telecommunications services, from its majority shareholder, Chadwell Hall Holdings, Limited ("CHH") for $24 million. The new purchase price reflects a re-negotiation of terms of the agreement, following Clariti's completion of its due diligence. Payment for the transaction was made using $3 million in cash and cancellation of a $21 million promissory note received by Clariti from CHH upon the sale of Telnet Products & Services Limited in February 1999.

     Peter S. Pelullo, Chairman and Chief Executive Officer, noted, "We are extremely pleased to have completed the acquisition of MediaTel. The acquisition of MediaTel will increase our revenue stream, while providing operational and sales and marketing synergies. Furthermore, the combination of MediaTel and GlobalFirst will give Clariti a stronger market presence in the dynamic telecommunications market in the U.K."

     Steve Burges, Chief Executive Officer of MediaTel, stated, "We are delighted to join Clariti Telecommunications at a time when it is expanding its presence in the vast and rapidly growing European telecommunications sector. Our transition from a switchless reseller to a facilities based carrier will considerably improve gross margins and more importantly, it will open up opportunities to penetrate the corporate sector. Of most significance, this merger will enable us to jointly develop new products, aimed in particular at the higher end corporate market, and to greatly expand our already solid distribution capabilities."

     Clariti Telecommunications International, Ltd., through its recent acquisition of GlobalFirst, provides diversified telecommunications services, including domestic and international long-distance, pre-paid mobile phones and calling cards, primarily in the United Kingdom and France. Additionally, Clariti is currently developing the ClariCAST(TM) Digital Voice Paging System, the world's first low-cost high-speed digital voice paging system. The ClariCAST(TM) system combines a full-featured voice mail system with wireless voice pagers. This patented communications technology uses FM subcarrier frequencies, so it can be quickly and inexpensively installed in any city where FM radio towers exist. Clariti plans to market its voice paging service worldwide, including rapidly growing wireless telecom markets such as Europe, Latin America and the U.S. More information on Clariti and the ClariCAST(TM) Digital Voice Paging System can be found on the World Wide Web at http://www.clariti.com.



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Special Note Regarding Forward-Looking Statements: This press release contains certain forward-looking statements, including statements about the enhanced prospects, opportunities and benefits for the Company as a result of the MediaTel acquisition, both internally and externally, in the U.K. and the rest of the European telecommunications market and its plans regarding its voice paging system, that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, changes in telecommunications regulations, access to necessary capital resources, changes in consumer demand for telecommunication products, inability to successfully integrate the MediaTel acquisition or transition to a facilities based carrier, inability to successfully develop and market its ClariCAST(TM) system and various other factors beyond the Company's control. This includes such factors as described from time to time in the SEC reports filed by Clariti Telecommunications International, Ltd., including the most recently filed Form 10-KSB and Form 10-QSB.



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